For Further Information Contact:

                             J. Gerald Bazewicz
                             President and
                             Chief Executive Officer
                             (570) 752-3671



                           Exhibit 99.1


                          PRESS RELEASE


              FIRST KEYSTONE ANNOUNCES 21ST CONSECUTIVE YEAR
                     OF INCREASED EARNINGS


Berwick, Pennsylvania   January 30, 2004 - First Keystone
Corporation (OTC BB: FKYS), parent company of The First National
Bank of Berwick, reported that net income reached a new record level of $7,317,000 for the year ended December 31, 2003, marking the 21st consecutive year that earnings have increased.

Earnings per share were $2.48 in 2003, an increase of 11.7% over the $2.22 reported in 2002. Return on assets was 1.57% and return on equity was 14.26% for 2003, as compared to return on assets and equity of 1.59% and 14.93%, respectively in 2002. Quarterly performance for the three months ended December 31, 2003, provided similar results to the annual comparisons. Fourth quarter earnings per share increased 12.5% to $.63 per share as compared to $.56 per share in the fourth quarter of 2002.

The increase in earnings was largely the result of increased loan demand, continued strong asset quality, improved non-interest income and excellent control of non-interest expense. J. Gerald Bazewicz, President and CEO stated, "2003 was an exceptional year for us. We are very happy to report double-digit earnings growth despite continued pressure on our net interest margin due to the current low interest rate environment. A substantial improvement in non-interest income of 31.9% over 2002 help support our strong bottom line."

Total assets increased to $481,840,000 as of December 31, 2003, an increase of 9.6% over 2002. Total deposits increased to $343,020,000 and total loans to $229,073,000 as of December 31, 2003, an increase of 3.7% and 13.7%, respectively over year-end 2002. Equity capital remained very strong at $51,351,000 as of December 31, 2003.

The First National Bank of Berwick now operates 11 full service offices in Columbia (5), Luzerne (4), and Montour (2) Counties providing banking and trust services.



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

Inquiries regarding the purchase of the company's stock may be made through the following brokers: Legg Mason Wood Walker, Inc., 800-888-6673; Janney Montgomery Scott, Inc., 800-526-6397;
Ferris, Baker, Watts, Inc., 800-638-7411; F. J. Morrissey & Co., 800-842-8928; Ryan, Beck and Company, 800-223-8969; and Boenning & Scattergood, Inc., 800-883-8383.

Note: This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include operating, legal and regulatory risks; changing economic and competitive conditions and other risks and uncertainties.

For more information on The First National Bank of Berwick or its parent company, First Keystone Corporation, please contact J.
Gerald Bazewicz at 570-752-3671, extension 172.


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